Exhibit 5.1

2100 L Street, NW Suite 900 Washington, D.C. 20037 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com	morrison & foerster llp beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

April 9, 2021

Board of Directors

Uber Technologies, Inc.

1515 3rd Street

San Francisco, California 94158

Ladies and Gentlemen:

We are acting as counsel to Uber Technologies, Inc., a Delaware corporation (the “Company”), in connection with the offering of 1,561,287 shares (the “Shares”) of its common stock, par value $0.00001 (the “Common Stock”) and 54 Conversion Shares (as defined below) issuable upon the conversion of an unsecured convertible note, issued by the Company on January 15, 2021 (the “Note”), to be sold by certain selling stockholders as described in the Prospectus (as defined below), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-239985) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated April 9, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”) and together with the Base Prospectus, the “Prospectus”). The Registration Statement was filed with the Commission and became automatically effective on July 21, 2020.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Shares and the Conversion Shares, including the Note. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)	limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

Board of Directors

Uber Technologies, Inc.

April 9, 2021

Page Two

(iii)	our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(i)	The shares of Common Stock initially issuable upon conversion of the Note (the “Conversion Shares”) have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Note and, upon issuance upon conversion of the Note in accordance with the terms of the Note, will be validly issued, fully paid and non-assessable.

(ii)	The Shares are validly issued, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter has been prepared for use in connection with the Prospectus Supplement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of the Prospectus Supplement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about April 9, 2021, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP